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A.C. MOORE [GRAPHIC OMITTED]         General Office o Distribution Center
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                                    130 A.C. Moore Drive o Berlin, NJ 08009
                                  PHONE: (856) 768-4930 o FAX: (856) 753-4723



FOR:                                            FROM:
A.C. Moore Arts & Crafts, Inc.                  Gregory FCA Communications, Inc.
Leslie Gordon                                   For More Information Contact:
Chief Financial Officer                         Joe Crivelli
(856) 768-4930                                  (610) 642-8253


FOR IMMEDIATE RELEASE
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                 A.C. MOORE'S SECOND QUARTER SALES INCREASE 12%

BERLIN, NEW JERSEY, JULY 7, 2005 - A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) today reported sales of $113.5 million for the second quarter ended June 30, 2005, an increase of 12.1% over sales of $101.2 million during the second quarter of 2004. Same store sales in the second quarter of 2005 increased by 0.5% versus 2004, this was below the Company's expectations for the quarter.

For the six months ended June 30, 2005, sales were $236.4 million, an increase of 11.1% over sales of $212.7 million in the first six months of 2004. Same store sales decreased by 0.6% for the period.

Based on the reported sales, the Company is expecting second quarter results to be in the range of a loss of one cent to a profit of one cent per share. The Company is also lowering its full year profit forecast by six cents per share to the range of $1.00 to $1.03 per share.

Jack Parker, Chief Executive Officer, stated, "During the second quarter, we spent a great deal of energy re-merchandising our stores and preparing for the important last six months of the year. This year we re-worked over 75% of our basic merchandise footage. We believe the changes we made will not only serve us well in the third and fourth quarters of this year but also provide benefits for future years. With that said, we were disappointed with our sales in the second quarter, especially our weekend business starting with Memorial Day and continuing through June."

Second quarter earnings and an update for our full year outlook will be released on July 20, 2005 and the company will host a conference call at 5:00 PM Eastern Daylight time that evening to discuss the financial results in detail. To participate, please call 973-409-9254. If you are unable to access the live call, please dial 973-341-3080 and enter pin number 6248054 to access the taped digital replay. The replay will be available at approximately 7:00 PM on July 20th and will remain available until Wednesday, July 27th at 11:59 PM Eastern Daylight time.

A simultaneous webcast of the conference call may be accessed at http://www.acmoore.com. Go to "Investor Relations" and click on "Corporate Profile." To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. An archive of the conference call will be available approximately two hours after the conference call ends and will remain available on the company's website until July 20, 2006.

A. C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 99 stores in the Eastern United States. For more information about the Company, visit our website at www.acmoore.com.

                                      # # #

This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore's current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the impact of the adoption of EITF Issue 02-16, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of adverse weather conditions, the impact of competitors' locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, supply constraints or difficulties, the effectiveness of advertising strategies, the impact of the threat of terrorist attacks and war, the uncertainty of the final resolution of the insurance claim relating to the roof collapse, our ability to maintain an effective system of internal control over financial reporting, and other risks detailed in the Company's Securities and Exchange Commission filings.